Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2009 THIRD QUARTER REPORT

Dear Fellow Stockholder:

As many of you know, the economic recession has had a significantly negative impact on real estate companies and financial institutions.  Understandably, this impact has created an environment of uncertainty.  We would like to provide you, our investor, with a sense of where we believe we are as a company in the midst of this volatility and why we believe our business strategy will prove effective over the long-run.  We will be conducting a company webcast with the Inland Western management team on December 15, 2009 at 2:00 p.m. CT.  We invite you to join us for this presentation. In order to register for the webcast, please visit the Investor Relations portion of our website at www.inlandwestern.com.

Today, Inland Western is facing and addressing a number of business challenges.  We must refinance debt maturing this year and next, of which $709 million has already been paid off or refinanced.  Prior to the recession and demise of many financial institutions, these transactions would have been fairly routine; however, with the collapse of Wall Street’s commercial mortgage backed securities markets (CMBS), which was the major real estate financing resource, this has become inordinately challenging.  We believe that our capital structure comprised of individual mortgage loans, coupled with our tenured banking relationships and experience, have proven advantageous as we methodically work through this process.

Is my invested capital safe?

Your investment in Inland Western is represented by a portfolio of over 300 properties across the U.S., currently generating annualized cash flows from operations of over $200 million based on the level of cash from operations disclosed in the enclosed Form 10-Q, which is also available on our website at www.inlandwestern.com.  Prior to 2009, we typically paid out almost 100% of our cash flow from operations. We are now distributing 36% of our net cash flows. While Inland Western faces financial headwinds like all the other REITs, we have employed strategies which are intended to allow us to preserve invested capital — primarily through the reduction in dividends and suspension of the share repurchase program.  We believe the use of this cash to pay down debt is the most effective long-range strategy.

Why are cash flows from operations important?

We expect that we will have net cash flows from operations for the current year in excess of $200 million, based on our current level of cash flows from operations disclosed in the enclosed Form 10-Q.  Through September 2009, we distributed $73 million in cash to stockholders, approximately 36% of our net cash flows from operations.  The 64% of net cash flows from operations that we retained is being used to pay down our existing debt.

Some companies are currently paying an attractive dividend, but at the expense of distributing in excess of their net cash flows generated from real estate operations.  This means that some of the distributions they are paying are coming from other sources, i.e., proceeds from the issuance of stock, issuance of new debt or cash reserves or offering proceeds.  We do not believe that this is a sustainable business model because it reduces shareholder value.  We are doing the opposite.  We are paying distributions from cash flows and are using the balance of the cash flows to pay down debt to support shareholder value.

What is the key issue REITs are facing at the moment?

Liquidity.  Simply put, the economic recession, although seemingly in recovery, finds REITs struggling to refinance their properties in an environment of tight liquidity and decreasing revenue.  As loans mature, they must either be extended or paid off.

Our view has been that lenders are operating on the belief that all commercial real estate properties have declined in value.  Although we generally used financing upon acquisition of approximately 50% loan-to-value, lenders are now requiring that the debt on each property be reduced further.  Accordingly, before agreeing to a refinancing, virtually all lenders have been requiring substantial principal paydowns.

What are we doing to address our maturing debt?

We could refinance our maturing debt with high cost, recourse borrowings, or through the issuance of additional shares or through the sale of our best assets.  Unfortunately, we think that approach can permanently reduce shareholder value as other REITs have done.  However, we have employed a strategy of using the retained cash we have been able to accumulate by reducing the distributions and suspending the share repurchase program.  Accordingly, the cash retained is being used to reduce existing loan balances and increase equity in the properties so that they can be refinanced.  Although other tactics are also being used, like the sale of non-core assets, the thrust of our strategy is intended to cause the lowest dilution of value possible by using the cash retained to pay down existing debt.  Once our maturing debt has been refinanced, we believe that we can then be in a position to end the temporary measures and begin to increase distributions as the economy improves, as opposed to others whose strategy may lead to a permanent dilution of shareholder value.

What about the occupancy issue?

The second major issue affecting retail REITs has been the lack of consumer spending.  A significant drop in consumer spending has resulted in:  1) national retail tenants filing for bankruptcy; 2) retail tenants closing a number of locations; and 3) retail tenants approaching the landlord requesting rent reductions.  The result is that revenues for REITs have fallen.

Is Inland Western making progress in leasing its vacancies and increasing its revenue?

We believe we are making good progress on the leasing front.  Most of our 2009 vacancies have either already been leased, or are in the final stages of negotiation, or under signed letters of intent.  As these leases are implemented, we should see an increase in revenues over a period of nine to twelve months. We believe our strategy of owning high-quality, newer assets located in strong consumer traffic areas, has proven beneficial, as we work to improve occupancy and re-lease vacant space to those retailers who are upgrading and expanding.

Is Inland Western having success with its strategy for managing capital and debt?

Yes, we already have experienced favorable results of our strategy, including the following:

1)              We expect that we will have net operating cash flow for the current year in excess of $200 million based on our current level of cash flows from operations disclosed in our enclosed Form 10-Q.

2)              A good portion of this cash flow is being used to lower our current debt levels, reducing the effects of higher costs of borrowing.  To date in 2009, we have reduced (paid down) our outstanding debt by approximately $308 million.

3)              Also to date this year, we have successfully refinanced $401 million of existing debt.  We have an additional $1 billion under application, including commitments, and in negotiations for extensions.

Concluding Thoughts

Other companies have employed strategies which we believe to be less effective, such as selling major portions of their best properties at bargain prices, or permanently diluting stockholder value through the issuance of additional stock.  Also, we believe REITs that have not yet begun to deal with liquidity and balance sheet issues will find a continuing difficult environment in which to begin the painful recovery process.  On the other hand, we took the lead in addressing the recession related issues, and we believe Inland Western should be emerging from the effects of the economic recession sooner, as we utilize our strategy outlined above.

As deemed viable, the Inland Western board of directors intends to address:

1)              Increasing distributions

2)              Reinstating the share repurchase program

3)              Continuing our evolution toward a liquidity event as opportune market conditions return.

We are proud of the fact that from our inception in late 2003 through June 2009 we have distributed approximately $1.2 billion in distributions to you.  We believe this to be a substantial accomplishment; and we will not rest until we have successfully navigated this turbulent market and are able to return to higher dividends.  Our focus remains on preserving your invested capital.

Please join us for our webcast presentation on December 15, 2009 at 2:00 p.m. CT.  If you are unable to join us for the webcast, a replay will be available in the Investor Relations section of our website at www.inlandwestern.com.  If you have any questions, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.  Thank you for your continued support of Inland Western.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Robert D. Parks
Chairman

Steven P. Grimes
Chief Executive Officer and President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.